EXHIBIT 99.1

                                  News Release

BW Account Number: 1079001

Date:                    November 29, 2004 5:00 P.M., EST
Contact:                 James L. Saner, Sr., President & CEO
                         Mainsource Financial Group (812) 663-0157


                             Stock Dividend Declared
                    MainSource Financial Group - NASDAQ, MSFG

James L. Saner, Sr., President & Chief Executive Officer, announced today that MainSource Financial Group's Board of Directors has approved a five percent stock dividend to be paid on January 15, 2005 to shareholders of record as of December 31, 2004. This represents the fifth consecutive year that the Company has issued a five percent stock dividend. In addition, the Company recently announced its fifty-seventh consecutive quarterly cash dividend and has paid increased cash dividends on an annual basis for the last sixteen years.

Mr. Saner stated, "MainSource Financial Group has continued to sustain strong returns for our shareholders over the past several years. In addition to the consecutive quarterly cash and annual stock dividends, MainSource Financial Group's stock price has steadily increased over the course of the year, during which we issued a three-for-two stock split. Investors in MainSource Financial Group have enjoyed increasing rewards and we are confident that this trend will continue."

Following the stock dividend, MainSource Financial Group will have approximately
11.5 million shares outstanding. Fractional shares resulting from the stock dividend will be paid in cash.

MainSource Financial Group, Inc. is a community-focused, multi-bank, financial services oriented holding company with assets of $1.6 billion. MainSource Financial Group is headquartered in Greensburg, Indiana and is listed on the NASDAQ Stock Market (trading symbol: MSFG). Through its four banking subsidiaries MainSource Bank, Greensburg, Indiana; Peoples Trust Company, Linton, Indiana; Regional Bank, New Albany, Indiana; and Capstone Bank, Watseka, Illinois, it operates 56 offices in 22 Indiana counties and six offices in three Illinois counties. Through its insurance subsidiary, MainSource Insurance, it operates eight offices in Indiana as well as one in Owensboro, Kentucky.

Forward-Looking Statements

Except for historical information contained herein, the discussion in this press release may include certain forward-looking statements based upon management expectations. Factors which could cause future results to differ from these expectations include the following: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; the costs of funds; general market rates of interest; interest rates on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; and changes in the quality or composition of the Company's loan and investment portfolios.

The forward-looking statements included in the press release relating to certain matters involve risks and uncertainties, including anticipated financial performance, business prospects, and other similar matters, which reflect management's best judgment based on factors currently known. Actual results and experience could differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements as a result of a number of factors, including but not limited to, those discussed in the press release.

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